CONFIDENTIAL
April 3, 2006
Alta California Bank (Proposed)
360 17th Street, Suite 150
Oakland, CA 94612
Attn: Arnold T. Grisham

Re:	Letter of Agreement
Ladies and Gentlemen:
Western Alliance Bancorporation (“WAL”) and the undersigned organizers (“Organizers”) and proposed executive officers (“Officers”) of Alta California Bank (Proposed) (“ACB”) are entering into this Letter of Agreement (this “Letter”) to confirm their understanding regarding the organization of ACB. The Organizers and Officers are referred to herein collectively as the “Organizing Group”. WAL is a registered bank holding company, the common stock of which is traded on the New York Stock Exchange (“NYSE”). This Letter expresses the terms and conditions pursuant to which the parties are prepared to enter into the transactions described herein.
1. Organization of ACB. Following the execution of this Letter, WAL will, except as provided in Paragraph 9, assume control of, and responsibility for all expenses associated with the organization of ACB (including, without limitation, consulting and legal fees and fixed asset expenditures). As soon as practicable after the execution of this Letter, WAL will reimburse the Organizing Group for expenses incurred in connection with the organization of ACB prior to the execution of this Letter (the “Reimbursement Amount”) and the Organizing Group will refund all monies previously advanced by any person to pay such expenses. As soon as practicable after execution of this Letter, WAL will file an application with the Federal Deposit Insurance Corporation and either the California Department of Financial Institutions or the Office of the Comptroller of the Currency to license ACB as a commercial bank with its principal place of business in the San Francisco Bay Area.
2. Purchase of WAL Common Stock; Warrants. WAL will capitalize ACB with not less than $25 million in initial capital. Subject to applicable Federal and state securities laws, the

Alta California Bank (Proposed)
April 3, 2006

Organizers and other persons identified by the Organizers and reasonably acceptable to WAL (collectively, “Investors”) will be offered the opportunity to purchase shares of WAL common stock (“Shares”) in a private placement transaction exempt from registration the Securities Act of 1933, as amended, pursuant to a customary written subscription agreement. The identity of the Investors and the amount of their respective investments is subject to the aforementioned offer; provided, however, that the aggregate amount of the Investors’ subscriptions shall not be less than $7 million, nor more than $9 million. If the aggregate amount of the Investors’ subscriptions is less than $7 million, WAL shall have the right to terminate this Letter in accordance with Paragraph 5 below. In addition, for every two Shares purchased by an Investor, WAL shall issue such Investor a warrant to purchase an additional Share of WAL common stock at the same price paid for such Shares. These warrants will be exercisable immediately and will have a seven year term.
3. Governance Matters. Subject to applicable regulatory approvals, ACB’s initial board of directors and executive officers comprises the persons listed on Exhibit “A” attached hereto. Subject to applicable regulatory approvals, Arnold T. Grisham (“Grisham”) also will serve as WAL’s Executive Vice President, Northern California Administration and will be a member of WAL’s executive management group.
4. Officer and Director Compensation. Prior to the organization of ACB, the Officers shall serve as consultants to WAL and shall be paid monthly consulting fees in the amounts shown in Exhibit “A”. Following the organization of ACB, the Officers shall be offered at-will employment with ACB (other than Grisham, who will execute a written employment agreement with ACB) and shall be paid annual base salaries in the amounts shown on Exhibit “A.” Subject to regulatory approval, ACB’s outside directors will receive a fee of $1,000 for each Board meeting attended in-person or telephonically. In addition, on or about the date ACB opens for business, pursuant to WAL’s 2005 Stock Incentive Plan, each executive officer and director will be granted options to purchase Shares having an aggregate exercise price, as shown for each officer and director in Exhibit “A.” The exercise price of the options shall be the closing price of WAL common stock reported on the NYSE composite tape on the date of grant. Options will have a seven (7) year term and will vest annually in four equal installments beginning on the first anniversary of the date of grant. The parties acknowledge and agree that this Letter is not a contract for employment for any Officer, including Grisham, and that this Letter merely provides information regarding some of the terms of employment with WAL. ACB’s officers and directors shall be eligible to participate in WAL’s annual and incentive bonus and equity compensation programs on the same basis as similarly situated employees and directors of WAL and/or its bank subsidiaries, as these programs may be modified or discontinued from time to time.
5. Termination; Reimbursement of Expenses.
     (a) WAL may terminate this Letter if it determines in good faith that: (A) the Organizing Group, or any Organizer or Officer individually, has violated any of the covenants contained in Paragraph 6 below and WAL determines in good faith that such violation will impair the prospects of completing the organization of ACB or the business prospects of ACB after opening for business, in each case in a material respect, or (B) Arnold T. Grisham or

Alta California Bank (Proposed)
April 3, 2006

Sedrick A. Tydus has violated any of the covenants contained in Paragraph 7 below during the Organizational Period (as defined in Paragraph 7). In the event WAL elects to terminate this Letter pursuant to this Paragraph 5, the Organizers and Officers responsible for such violation(s) will be jointly and severally liable for reimbursement of all expenses incurred by WAL in connection with the organization of ACB, not to exceed the sum of (i) the Reimbursement Amount and (ii) $300,000.
     (b) The Organizing Group and ACB on the one hand, and WAL on the other hand, may terminate this Letter of Intent if the other party: (i) breaches any of its material obligations under this Letter of Intent and does not proceed diligently to cure such breach after receipt of written notice from the party claiming such breach, or (ii) formally abandons, indicates in writing its intention not to complete or otherwise does not use commercially reasonable efforts to complete the transactions contemplated by this Letter of Intent. Except as provided in subparagraph (a) above, subparagraph (b) of Paragraph 7 below and Paragraph 8, upon such termination, the parties shall have no liability to each other and shall be released from all obligations under this Letter (other than as provided in Paragraph 8), including all covenants under Paragraphs 6 and 7.
6. Exclusivity. In consideration of and as a condition to WAL’s substantial financial support and commitments hereunder, from the date hereof until the Termination Date (as defined in Paragraph 11 below): (a) the Organizing Group, and each Organizer and Officer individually, will negotiate and cooperate exclusively and in good faith with WAL with respect to ACB’s organization and the consummation of the transactions contemplated by this Letter; and (b) except for the transactions contemplated hereby, no Organizer or Officer shall (or permit any investment banker, financial advisor, attorney, accountant or other agent or representative to) initiate, solicit, negotiate, encourage (including by way of furnishing information), entertain, consider or accept or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing proposal or offer to establish a business affiliation between ACB and another party or for any other party to acquire all or substantially all of the capital stock of ACB, or enter into any agreement or understanding, whether written or oral, that would prevent the consummation of the transactions contemplated hereby, or to organize a de novo depository institution in Alameda, Contra Costa, San Francisco or Santa Clara Counties, California.
7. Additional Commitments of Officers.
     (a) From the date hereof through the date that ACB opens for business (the “Organizational Period”) and, thereafter, for so long as such individual serves as a consultant to or is employed by ACB, WAL or any of its affiliates, each Officer shall in good faith devote their full business time and attention to ACB’s organization and the successful completion of the transactions contemplated by this Letter, and shall not, directly or indirectly: (i) own, manage, operate, control, advise, assist, participate in, or be connected with as an officer, employee, partner, shareholder, director, organizer or otherwise, or have any financial interest in, any entity or organization (formal or informal) engaged in organizing a de novo depository institution in Alameda, Contra Costa, San Francisco and Santa Clara Counties, California, or (ii) solicit, entice, persuade or induce any Officer or other individual who is employed by ACB, WAL or its

Alta California Bank (Proposed)
April 3, 2006

affiliates to terminate or refrain from continuing such employment or become employed by or engaged as a consultant for any individual or entity other than ACB, WAL or its affiliates; or hire as an employee, consultant or otherwise, any Officer or other individual who is employed by ACB, WAL or its affiliates.
     (b) Each Officer acknowledges that a violation of any of the covenants contained in this Paragraph 7 would cause immeasurable and irreparable damage to WAL and to the successful completion of the transactions contemplated by this Letter. Accordingly, each Officer agrees that WAL shall be entitled to injunctive relief in any court of competent jurisdiction (including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions), without having to post any bond or other security, to restrain or prohibit any actual or threatened violation of any such covenant. In addition, whether or not WAL seeks or obtains such injunctive relief, if it determines that an Officer has violated any of the covenants contained in this Paragraph 7, the Officer shall promptly repay to WAL all consulting fees and any other amounts received by such Officer in connection with ACB’s organization.
8. Due Diligence; Confidentiality. WAL and the Organizing Group shall provide each other such documents, records and other information as may be reasonably necessary for the parties to conduct appropriate due diligence in connection with the transactions contemplated by this Letter. WAL and the Organizing Group each acknowledge that certain documents, records and other information provided to the other and its representatives pursuant to this Letter may consist of confidential and proprietary information and each party acknowledges and agrees that it is aware of, will comply with (and that any person or entity to whom any such information may be disclosed as permitted by this Paragraph 8 has been, or upon receiving such information will be, advised of and will agree to comply with) the restrictions imposed by federal and state securities laws on a person or entity possessing material nonpublic information regarding an issuer of securities. Except as otherwise required in this Letter, the existence of this Letter and its contents, and any information or materials received by a party in connection with the parties’ negotiations and/or the due diligence investigations contemplated herein, are intended to be confidential and held in the strictest confidence and are not to be discussed with or disclosed to any third party, except (a) with the express written consent of the disclosing party, (b) to the legal and financial advisors and lenders to the parties hereto to the extent reasonably required, or (c) as may be required in response to any summons, subpoena or discovery order or to comply with any applicable law, order, regulation or ruling, or the rules of any stock exchange, including disclosures necessary or appropriate in regulatory applications filed in connection with the transactions contemplated by this Letter, provided that, where permitted and appropriate, such information will be designated as confidential. All obligations of confidentiality and all restrictions on the use of confidential and proprietary information under this Letter shall remain in effect for a period of two (2) years following the Termination Date.
9. Expenses and Fees. Except as set forth herein, no party hereto shall be responsible for any other party’s expenses in connection with the transactions contemplated hereby. The Organizers and Officers represent and warrant that it or they have not contracted or incurred any liability for finder’s or brokers’ fees or similar fees or commissions in connection with the transactions contemplated hereby and agree to hold WAL harmless from any brokerage or

Alta California Bank (Proposed)
April 3, 2006

finder’s fee or commission claimed on account of this Letter or the transactions contemplated hereby.
10. Counterparts. This Letter may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
11. Binding Effect; Expiration; Governing Law. This is Letter shall be binding upon, the parties hereto when this Letter has been countersigned by each of member of the Organizing Group; provided, however, that a party’s sole remedy for breach of any term or provision of this Letter shall be a right to termination in accordance with Paragraph 5 and, if applicable, for reimbursement of WAL’s expenses pursuant Subparagraph 5(a) or injunctive relief under Subparagraph 7(b). This Letter shall terminate on the “Termination Date,” which shall be the earlier of: (a) the date ACB opens for business; (b) the date on which this Letter is terminated pursuant Paragraph 5 above; or (c) December 29, 2006. This Letter shall be governed by and construed in accordance with internal substantive laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law.
     If the terms and conditions of this Letter are in accord with your understanding, please sign and return the enclosed counterpart of this Letter no later than April 5, 2006, after which date, if not signed and returned by all of the Organizers and Officers, this Letter shall be null and void.

Very truly yours, WESTERN ALLIANCE BANCORPORATION
By	: /s/ Robert Sarver
Its: President and CEO

ACKNOWLEDGED AND AGREED TO:
ALTA CALIFORNIA BANK (PROPOSED)
By:           /s/Arnold Grisham
Arnold Grisham

Alta California Bank (Proposed)
April 3, 2006

ORGANIZERS AND OFFICERS:
/s/ Michael Beasley

Michael Beasley
/s/ Steve Callaway

Steve Callaway
/s/ David Cannon

David Cannon
/s/ Jack Chu

Jack Chu
/s/ Arnold Grisham

Arnold Grisham
/s/ Robert Harris

Robert Harris
/s/ Mike Major

Mike Major
/s/ Regina Muehlhauser

Regina Muehlhauser
/s/ Sedrick Tydus

Sedrick Tydus

Alta California Bank (Proposed)
April 3, 2006

/s/ Richard Weinstein

Richard Weinstein
/s/ Marshall Griffin

Marshall Griffin
/s/ Margaret Incandela

Margaret Incandela